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[LOGO OF PEAT MARWICK]



                                                                      EXHIBIT 23



The Board of Directors
FMC Gold Company:

We consent to incorporation by reference in Registration Statement No. 33-35804 and Registration Statement No. 33-35805 on Forms S-3 of FMC Gold Company and consolidated subsidiaries of our report dated January 23, 1995, relating to the consolidated balance sheets of FMC Gold Company and consolidated subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, cash flows, and changes in stockholders' equity for each of the years in the three-year period ended December 31, 1994, which report is incorporated by reference in the December 31, 1994 annual report on Form 10-K of FMC Gold Company and consolidated subsidiaries.


                                                           KPMG Peat Marwick LLP


Salt Lake City, Utah
March 27, 1995